Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES SECOND QUARTER 2014 FINANCIAL RESULTS

PALO ALTO, Calif. - May 13, 2014 - CPI International Holding Corp., the parent company of CPI International, Inc. (CPI), today announced financial results for its second quarter of fiscal year 2014 ended April 4, 2014. CPI achieved higher sales, backlog, net income and adjusted EBITDA in the second quarter of fiscal 2014 as compared to the same quarter of the previous fiscal year. CPI’s sales and adjusted EBITDA in the first six months of fiscal 2014 were the highest year-to-date levels in the company’s history.
“On the heels of a very strong fiscal 2013, fiscal year 2014 is shaping up to be a financially successful year for CPI. Our defense market remains healthy due to significant backlog levels and recent orders. Our medical market is stable and is enjoying improved demand for x-ray imaging products, particularly in Asia,” said Joe Caldarelli, chief executive officer of CPI. “In addition, the integration of the Radant Technologies business, which we acquired in October 2013, has progressed seamlessly, and together with our other recent acquisitions, the new Radant Technologies Division is making significant contributions to our product portfolio and financial results.”
Sales
CPI recorded sales of $121 million in the second quarter of fiscal 2014, an increase of approximately 19 percent from the $102 million recorded in the same quarter of the prior year. Excluding the approximately $9 million in defense and communications sales generated by the recently acquired Radant Technologies business, CPI’s total sales increased approximately nine percent.
In comparison to the same quarter of the previous year, in the second quarter of fiscal 2014, CPI’s sales in its three largest markets were as follows:

•	In the defense market, sales increased 12 percent to $46.9 million due primarily to the inclusion of sales from CPI’s Radant Technologies Division.

•
In the communications market, sales increased 30 percent to $45.2 million, primarily due to higher sales to support military communications applications, including sales of advanced tactical common data link (TCDL) antennas from CPI’s Malibu Division and sales from the Radant Technologies Division. The increase in advanced TCDL antenna sales was largely the result of a significant multi-year order for these products that was received in fiscal 2013. Sales to support commercial communications applications also increased.

•	In the medical market, sales decreased two percent to $17.6 million due to lower sales to support MRI applications.
Orders
CPI booked total orders of $229 million in the first six months of fiscal 2014, a 14 percent decrease from the $264 million booked in same period of the previous fiscal year. The inclusion of approximately $24 million in defense and communications orders from the Radant Technologies Division in the most recent period was more than offset by the absence of the multi-year order totaling in excess of $25 million that was received in the same period of the previous fiscal year. This order for advanced TCDL antennas to support intelligence, surveillance and reconnaissance (ISR) military communications applications was the largest single order ever booked by CPI and it was not expected to repeat in the first six months of fiscal 2014.

In comparison to the same period of the previous year, in the first six months of fiscal 2014, CPI’s orders in its three largest markets were as follows:

•
In the defense market, orders increased two percent to $94.6 million due to the inclusion of orders from the Radant Technologies Division and higher demand to support certain domestic radar and electronic warfare systems, including Aegis radar systems. These increases were offset by lower demand to support certain defense programs due to the timing of those programs.

•
In the communications market, orders decreased 35 percent to $72.2 million, primarily due to the advanced-TCDL-antenna order totaling more than $25 million that was received in the first six months of fiscal 2013, but, as expected, did not repeat in the most recent period. In addition, demand for certain commercial communications applications, including satellite broadcast applications such as broadband data communications, was lower due to the timing of large programs for these applications. Partially offsetting these decreases, the first six months of fiscal 2014 included orders from the Radant Technologies Division.

•	In the medical market, orders increased one percent to $41.2 million, primarily due to higher demand to support x-ray imaging applications, particularly in Asia.
Net Income and Adjusted EBITDA
In the second quarter of fiscal 2014, CPI’s net income totaled $5.9 million, an increase from the $1.3 million recorded in the same quarter of fiscal 2013.
CPI generated adjusted EBITDA of $23.3 million, or 19.3 percent of sales, in the second quarter of fiscal 2014, an increase from the $16.2 million, or 15.9 percent of sales, that was recorded in the same quarter of the previous fiscal year.
The increases in net income and adjusted EBITDA in the second quarter of fiscal 2014 were primarily due to higher total sales and a more profitable mix of products sold in the most recent quarter as compared to the year-ago quarter.
Cash Flow
As of April 4, 2014, CPI’s cash and cash equivalents totaled $41.8 million. For the 12-month period ending on that date, CPI’s cash flow from operating activities was $48.5 million, its free cash flow was $43.1 million and its adjusted free cash flow was $45.9 million.
April 2014 Refinancing
On April 7, 2014, CPI closed a refinancing transaction that included a new credit agreement, consisting of a $310 million term loan, due November 2017, and a $30 million revolving credit facility, due August 2017; if CPI repays or refinances at least 65 percent of its senior notes before August 2017, however, the term loan and revolving credit facility will mature in five and seven years, respectively. As part of the refinancing, the interest rate on CPI’s senior notes increased from eight percent to 8.75 percent and the aggregate amount of CPI’s permitted indebtedness increased. Borrowings on the term loan were used primarily to repay the $139 million outstanding under the company’s previous credit agreement and to pay a dividend of $175 million to CPI International Holding Corp.’s sole stockholder, CPI International Holding LLC. The refinancing did not have a material impact on CPI’s results in the second quarter of fiscal 2014 because the company entered into the new credit agreement at the start of its third quarter.

Fiscal 2014 Outlook
CPI is updating its previously issued financial guidance for fiscal 2014 to raise its adjusted EBITDA and adjusted free cash flow ranges; CPI’s sales projections remain unchanged. The company expects:

•	Total sales of between $475 million and $500 million;

•	Adjusted EBITDA of between $84 million and $88 million; and

•	Adjusted free cash flow of more than $24 million.
Excluding discrete tax adjustments, the effective tax rate for fiscal 2014 is expected to be approximately 38 percent.
Financial Community Conference Call
In conjunction with this announcement, CPI will hold a conference call on Wednesday, May 14, 2014 at 11:00 a.m. (EDT) that simultaneously will be broadcast live over the Internet on the company’s Web site. To participate in the conference call, please dial (800) 649-5127, or (253) 237-1144 for international callers, enter conference ID 36129762 and ask for the CPI International Second Quarter Fiscal 2014 Financial Results Conference Call. To access the call via the Internet, please visit http://investor.cpii.com and click “Events.”
About CPI International Holding Corp.
CPI International Holding Corp., headquartered in Palo Alto, California, is the parent company of CPI International, Inc., which is the parent company of Communications & Power Industries LLC and Communications & Power Industries Canada Inc., which together are a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications. Communications & Power Industries LLC and Communications & Power Industries Canada Inc. develop, manufacture and distribute products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications. End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.
Non-GAAP Supplemental Information
EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented here are non-generally accepted accounting principles (GAAP) financial measures. EBITDA represents earnings before net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude certain acquisition-related transaction and start-up costs, management fees to Veritas Capital, refinancing expenses or non-cash items. EBITDA margin represents EBITDA divided by sales. Adjusted EBITDA margin represents adjusted EBITDA divided by sales. Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees. Adjusted free cash flow represents free cash flow further adjusted to exclude certain acquisition-related transaction and start-up costs, management fees to Veritas Capital or other unusual items.
CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business. In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses. Other companies may define EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies. Because EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes in the case of EBITDA-based measures, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of income or statements of cash flows data prepared in accordance with GAAP.

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Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide our current expectations, beliefs or forecasts of future events. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward-looking statements. These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; goodwill impairment considerations; customer cancellations of sales contracts; U.S. Government contracts; export restrictions and other laws and regulations; international laws; changes in technology; the impact of unexpected costs; the impact of a general slowdown in the global economy; the impact of environmental or zoning laws and regulations; and inability to obtain raw materials and components. These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission. As a result of these uncertainties, you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF COMPREHENSIVE INCOME
(In thousands – unaudited)

	Three Months Ended		Six Months Ended
	April 4, 2014	March 29, 2013	April 4, 2014	March 29, 2013
Sales	$121,159	$102,219	$245,038	$199,780
Cost of sales, including $0, $0, $1,604 and $261 of utilization of net increase in cost basis of inventory due to purchase accounting, respectively	84,901	74,503	175,373	145,106
Gross profit	36,258	27,716	69,665	54,674
Operating costs and expenses:
Research and development	3,808	3,863	7,617	7,231
Selling and marketing	5,807	5,458	11,744	10,837
General and administrative	8,137	7,411	15,173	13,578
Amortization of acquisition-related intangible assets	2,629	2,342	5,478	5,072
Total operating costs and expenses	20,381	19,074	40,012	36,718
Operating income	15,877	8,642	29,653	17,956
Interest expense, net	6,863	6,853	14,122	13,714
Income before income taxes	9,014	1,789	15,531	4,242
Income tax expense	3,117	489	6,490	1,491
Net income	5,897	1,300	9,041	2,751

Other comprehensive loss, net of tax
Unrealized loss on cash flow hedges, net of tax	(577)	(571)	(1,088)	(1,034)
Total other comprehensive loss, net of tax	(577)	(571)	(1,088)	(1,034)
Comprehensive income	$5,320	$729	$7,953	$1,717

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data – unaudited)

	April 4, 2014	September 27, 2013
Assets
Current Assets:
Cash and cash equivalents	$41,769	$67,051
Restricted cash	2,859	2,571
Accounts receivable, net	51,639	52,160
Inventories	102,073	89,832
Deferred tax assets	15,291	13,486
Prepaid and other current assets	4,582	7,068
Total current assets	218,213	232,168
Property, plant, and equipment, net	77,739	76,333
Deferred debt issue costs, net	8,502	9,713
Intangible assets, net	255,230	239,495
Goodwill	196,386	179,727
Other long-term assets	1,069	935
Total assets	$757,139	$738,371

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$3,100	$5,500
Accounts payable	26,752	26,742
Accrued expenses	30,598	27,348
Product warranty	4,790	4,706
Income taxes payable	74	98
Advance payments from customers	17,409	17,996
Total current liabilities	82,723	82,390
Deferred income taxes	96,848	89,178
Long-term debt, less current portion	350,200	353,233
Other long-term liabilities	11,162	5,818
Total liabilities	540,933	530,619
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 2 shares authorized: 1 share issued and outstanding)	—	—
Additional paid-in capital	200,076	199,575
Accumulated other comprehensive (loss) income	(1,002)	86
Retained earnings	17,132	8,091
Total stockholders’ equity	216,206	207,752
Total liabilities and stockholders’ equity	$757,139	$738,371

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – unaudited)

	Six Months Ended
	April 4, 2014	March 29, 2013
Cash flows from operating activities
Net cash provided by operating activities	$20,251	$9,905

Cash flows from investing activities
Capital expenditures	(3,125)	(2,691)
Acquisition, net of cash acquired	(36,908)	—
Net cash used in investing activities	(40,033)	(2,691)

Cash flows from financing activities
Repayment of borrowings under CPII’s term loan facility	(5,500)	(3,200)
Net cash used in financing activities	(5,500)	(3,200)

Net (decrease) increase in cash and cash equivalents	(25,282)	4,014
Cash and cash equivalents at beginning of year	67,051	43,006
Cash and cash equivalents at end of year	$41,769	$47,020

Supplemental cash flow disclosures
Cash paid for interest	$12,431	$12,482
Cash paid for income taxes, net of refunds	$4,962	$517
Decrease in accrued capital expenditures	$239	$—

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(In thousands - unaudited)

		Three Months Ended		Six Months Ended
		April 4, 2014	March 29, 2013	April 4, 2014	March 29, 2013
Net income		$5,897	$1,300	$9,041	$2,751
Depreciation and amortization		5,784	5,495	12,235	11,380
Interest expense, net		6,863	6,853	14,122	13,714
Income tax expense		3,117	489	6,490	1,491
EBITDA		21,661	14,137	41,888	29,336

Adjustments to exclude certain acquisition-related transaction and start-up costs, management fees to Veritas Capital or non-cash items:
Stock-based compensation expense	(1)	250	252	501	503
Acquisition-related expenses	(2)	527	1,327	871	1,976
Write-off of inventory step-up	(3)	—	—	1,604	261
Veritas Capital management fee	(4)	704	532	1,405	1,024
Refinancing expenses	(5)	183	—	183	—
Total adjustments		1,664	2,111	4,564	3,764
Adjusted EBITDA		$23,325	$16,248	$46,452	$33,100

EBITDA margin	(6)	17.9%	13.8%	17.1%	14.7%
Adjusted EBITDA margin	(7)	19.3%	15.9%	19.0%	16.6%
Net income margin	(8)	4.9%	1.3%	3.7%	1.4%

(1) Represents compensation expense for Class B membership interests by certain members of management and independent directors in the company’s parent, CPI International Holding LLC.
(2) Represents non-recurring transaction costs related to the negotiation, closing and integration of the Radant, MCL and Codan Satcom acquisitions. Costs include fees for attorneys and other professional services, as well as expenses related to the integration of the Codan Satcom and MCL operations into those of CPI.

(3) Represents a non-cash charge for utilization of the net increase in cost basis of inventory that resulted from purchase accounting in connection with acquisitions.
(4) Represents a management fee payable to Veritas Capital for advisory and consulting services.
(5) Represents expenses incurred in connection with the senior notes consent solicitation, entering into a new senior secured credit facility and issuance of a special dividend, all of which were consummated in the company’s third quarter of fiscal year 2014.

(6) Represents EBITDA divided by sales.
(7) Represents adjusted EBITDA divided by sales.
(8) Represents net income divided by sales.

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow and Adjusted Free Cash Flow
(In thousands - unaudited)

		Twelve Months Ended
		April 4, 2014
Net cash provided by operating activities		$48,511
Cash capital expenditures		(5,372)
Free cash flow		43,139

Adjustments to exclude certain acquisition-related transaction and start-up costs, management fees to Veritas Capital or other unusual items:
Cash paid for acquisition-related expenses, net of taxes	(1)	2,012
Cash paid for Veritas Capital advisory fee, net of taxes	(2)	1,381
Cash received for prior year transfer pricing audit	(3)	(638)
Total adjustments		2,755
Adjusted free cash flow		$45,894

Net income		$17,179

(1) Represents transaction costs, net of income taxes, related to the negotiation, closing and integration of the Radant, MCL and Codan Satcom acquisitions. Costs include fees for attorneys and other professional services, as well as expenses related to integration of the Codan Satcom and MCL operations into those of CPI.

(2) Represents a management fee paid to Veritas Capital for advisory and consulting services, net of income taxes.
(3) Represents the net of income tax refunds, partially offset by payments, with respect to an audit by the Canada Revenue Agency (“CRA”) of Communications & Power Industries Canada Inc.’s (“CPI Canada”) purchase of the Satcom Division from the Company in fiscal years 2001 and 2002. The Company considers this a non-recurring source of cash as it pertains to previous years.